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                                                                    EXHIBIT 10.2

                            PURCHASE OPTION AGREEMENT

                                FEBRUARY 28, 2003

                                  CONFIDENTIAL

                                 BY AND BETWEEN

                              CALAIS RESOURCES INC

                                       AND

                                  GOLDEN CYCLE
                                  OF PANAMA INC

                                       AND

                                  PANAMA MINING
                                       OF
                                GOLDEN CYCLE INC

CRI/PMO POA                                                            2-28-2003

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                            PURCHASE OPTION AGREEMENT

                                                               FEBRUARY 28, 2003

AS OF THIS DATE 2-28-2003 Calais Resources Inc., CRI a public corporation (OTC CAAUF) P.O. Box 653 Nederland, CO 80466 wishes to enter into a new "Purchase Option Agreement" POA with Panama Mining of Golden Cycle Inc., PMO 1337 West 5th St. Marysville, OH 43040 for the exclusive rights to buy, explore, develop, and mine the lode hardrock underground deposits and all the surface and placer and marine deposits located in the Faga de Oro Concessions owned and controlled by PMO in the State of Veraguas in the Country of Panama. (see Exhibit "A" legal description). This POA replaces and makes void all previous written and verbal agreements by and between CRI and PMO dated and signed by CRI and PMO on October 06, 2000 for the hardrock deposits and December 31,2001 for the placer deposits.

Listed herein below are the terms and conditions for the new POA between CRI and PMO for the exclusive rights to CRI to purchase from PMO the Faga de Oro Panama Concessions from PMO.

1. ON or before March 15, 2003 CRI agrees to pay the US cash sum of $5000 to Gary and Brenda Zook, 15231 North Del Rey Fountain Hills, AZ 85268 and $5000 to Herbert Hendricks, 1337 West 5th St. Marysville, OH 43040.

2. The term of this new POA shall be for 10 years for both the lode and placer deposits and may be renewed if need be on or before March 15, 2013.

3. The purchase price for the lode and underground deposits shall be $5 million dollars and may be paid to PMO by CRI using the following formula. CRI will pay to PMO a "net shelter return (NSR)" in the amount of 2% two percent from the sale and settlement from all gold and or other metals and minerals that are mined, processed, and sold from the properties by CRI until PMO has received $5 million dollars in cash $2.5 million to the Zooks and $2.5 million to Herbert Hendricks. Once these payments are completed the two percent NSR royalty will terminate. PMO will offer to CRI the right to an "early cash buy out" in the amount of $2.5 million on or before 18 eighteen months from the date and signing of this agreement $1.25 million to the Zooks and $1.25 million to Herbert Hendricks at the end of the early buy out PMO shall retain an ongoing 0.5% one half percent NSR for the life of production.

4. Likewise the buy terms for the placer deposits shall be $5 million dollars to be paid to PMO by CRI by way of 6% six percent of the gross of the gold (GSR) on all placer mining production from the PMO properties. $2.5 million to the Zooks and $2.5 million to Herbert Hendricks. Once these payments are completed the six percent GSR shall be terminated and then there shall be a 1 one percent GSR payable to PMO 1/2% to the Zooks and 1/2% to Herbert Hendricks for the life of placer production from the properties. PMO, the Zooks, and Herbert Hendricks may elect to receive these GSR payments in either cash, or gold in hand.

5. CRI agrees to pay Romulo Tejares within 60 sixty days of the signing of this POA the past due amount of $8000 dollars owned to him by the Zooks for work competed by Geomessa for PMO.

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6.       CRI agrees to spend a minimum of $250,000 dollars completing a work program to explore the lode/hardrock deposits located on the PMO properties during the first year of this POA.

7. CRI agrees to spend a minimum of $250,000 dollars completing a work program to explore, develop, and place into production a small pilot placer operation on the property that will conform to the requirements of the Panama Government Department of Mineral Resources and to abide by all other laws as may apply to CRI operations in the Country of Panama and to renew the "production Permit" on the Barrera Concession.

8. CRI agrees to transfer 50,000 shares of its publicly traded common stock OTC CAAUF to the Zooks and 50,000 common shares of CAUUF stock to Herbert Hendricks within 60 days of the signing of this POA.

9. CRI agrees to continue to keep all the properties in good and clean standard during the term of this POA and to keep all the taxes paid on time and other paper requirements and records up to date and in good business order and to allow PMO the rights to inspect those record upon written notice to CRI by PMO.

10. CRI agrees to retain the placer consulting services of Herbert Hendricks to oversee the project on behalf of both CRI and PMO. The terms and conditions of a "separate work agreement" between CRI and Herbert Hendricks shall be completed in writing between the two parties on or before 45 days of the signing of this POA.

11. In the event that CRI should default on any of the terms of this POA as outlined herein and above and below then PMO shall have the right to notify CRI in writing of such default and CRI shall then have 30 days to remedy the default or this POA shall become null and void and PMO shall be entitled to keep any and all stock, cash, or gold that is has received from CRI previous to the default. Should any legal problems or law suites take place against CRI during the term of this POA then CRI shall hold PMO harmless for any such actions.

12. CRI shall have the rights to buy to two corporations PMO and Golden Cycle of Panama Inc., GCP for the sum of $25,000 each at anytime within the first 12 months of this POA or it may elect not to buy either of them and to set up its own new company in Panama.

13. This POA may be renewed and or added to as needed and as agreed to by CRI and PMO in the future.

14. These then are the basic terms and conditions of the POA by and between CRI and PMO and both agree to abide by them.

     /s/ Thomas S. Hendricks                                      Date: 3/06/03
     ------------------------------------------------
     Thomas S. Hendricks
     President and CEO
     Calais Resources, Inc., CRI
     P.O. Box 653
     Nederland, CO 80466

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     /s/ Brenda Zook                                              Date: 3/10/03
     ------------------------------------------------
     Brenda Zook

     /s/ Gary Zook                                                Date: 3/10/03
     ------------------------------------------------
     Gary Zook
     Panama Mining of Golden Cycles, Inc., PMO
     Golden Cycle of Panama Inc., GCP
     15231 North Del Rey
     Fountain Hills, AZ 85268

     /s/ Herbert Hendricks                                        Date: 2/28/03
     ------------------------------------------------
     Herbert Hendricks
     Sec/Tres. PMO/GCP
     1337 West 5th Street
     Marysville, OH  43040